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                                                                    EXHIBIT 4(d)

                              JACOBSON STORES INC.
                               EXECUTIVE OFFICES
                               3333 SARGENT ROAD
                            JACKSON, MICHIGAN 49201




                       JACOBSON STOCK OPTION PLAN OF 1994

                           DIRECTOR OPTION AGREEMENT


  JACOBSON STORES INC., a Michigan corporation (the "Company"), and
                                        ("Optionee"), agree as follows:

  1. GRANT OF OPTION. The Company grants Optionee the Option to purchase shares of Common Stock of the Company, par value $1 per share.

  2. DATE OF THIS OPTION AGREEMENT:                     .

  3. PLAN. This Option Agreement is subject to the terms of the Jacobson Stock Option Plan of 1994 (the "Plan"). Optionee acknowledges receipt of a copy of the Plan. Terms defined in the Plan have the same meanings in this Option Agreement.

  4. TERMS OF OPTION.

     4.1   TYPE OF OPTION.  This is a Nonstatutory Stock Option.

     4.2   TERM.  The term of this Option is five years.  This Option may not be
         exercised after                .

     4.3   OPTION PRICE:  $              per share.

     4.4 EXERCISE OF OPTION AND PAYMENT FOR SHARES. This Option may be exercised only within the term stated above. It shall be exercisable by written notice identifying the Option and stating the number of shares purchased, accompanied by payment of the full purchase price for the shares purchased. Such notice and payment shall be delivered personally or mailed by certified mail to the Treasurer of the Company. This Option may be exercised in whole or in part; provided, that not less than 50 shares may be purchased and no fractional shares may be purchased on any partial exercise, except on purchase of all remaining shares covered by this Option.

     4.5 NON-TRANSFERABILITY. This Option is not transferable by Optionee otherwise than by will or
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           the laws of descent and distribution, and during the lifetime of
           Optionee is exercisable only by Optionee.

     4.6   TERMINATION OF SERVICE.  Except as stated in paragraphs (a) through
           (d) of this Section 4.6, if Optionee ceases to be a director of the Company for any reason whatever, all unexercised Options held by Optionee shall automatically expire at the same time as termination of service as a director.

           (a) RETIREMENT. If Optionee retires pursuant to the Company's retirement policy for directors, Optionee may exercise any unexpired Options held by Optionee within one year after the date of retirement, or until the expiration date stated in
                 Section 4.2, above, whichever occurs first.

           (b) NON-ELECTION. If Optionee is nominated by the Board of Directors for re-election, but is not re-elected as a director of the Company, due to any cause except Optionee's resignation or declination to serve, Optionee may exercise any unexpired Options held by Optionee within one year after the date of termination of service as a director, or until the expiration date stated in Section 4.2, whichever occurs first.

           (c) DISABILITY. If Optionee is permanently and totally disabled (within the meaning of Section 22(e)(3) or any amending or superseding section of the Internal Revenue Code), Optionee may exercise any unexpired Options held by Optionee within one year after the date of such permanent and total disability, or until the expiration date stated in Section 4.2, whichever occurs first.

           (d) DEATH. If Optionee dies, Optionee's personal representative, executor or administrator, or person who acquires the right to exercise Options by bequest or inheritance or by reason of Optionee's death, may exercise any unexpired Options held by Optionee within one year after the date of death, or until the expiration date stated in Section 4.2, whichever occurs first.

  5. ADJUSTMENTS. Optionee understands that the number and/or kind of shares of stock deliverable on exercise of Options, the option price, or both, are subject to adjustment on the occurrence of certain events referred to in
Article V, Section 3 of the Plan.

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  6.  CONSTRUCTION.  This Option Agreement shall be construed according to the laws of Michigan.

  7. SUCCESSORS AND ASSIGNS. This Option Agreement shall be binding on and enforceable by the Company and Optionee, and their successors in interest.


JACOBSON STORES INC.                    OPTIONEE

By:
                                                        (Signature)
   Its                                  Type name:
                                        Address:





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